Exhibit 99.6

NORLAND STRATEGIC OPPORTUNITY Jim Groch Executive Vice President & Global Chief Investment Officer

NORLAND

Norland provides technical building engineering services and Facilities Management (FM):

- Mission Critical Environments – e.g. Data centers
- Corporate Services, Multi-site – ~1,000 client dedicated mobile engineers
- Corporate Services, On-site – dedicated Facilities Management teams for corporate customers



Revenue
International
29%
Mission Critical Environments
Corporate Services, Multi-Site 38%
Corporate Services 33%

Note: Norland's International Mission Critical Environment business is located in the US and Singapore. Norland reported revenue of £385 million (~$616 million) for FY March 31, 2012 to April 5, 2013. Pie chart reflects estimated FYE April 5, 2014 revenue mix.

CBRE

2

CBRE | BUSINESS REVIEW DAY

REPRESENTATIVE NORLAND CLIENTS

NORLAND - STRATEGIC RATIONALE Global Corporate Services (“GCS”) is a key growth driver for CBRE Facilities Management is our fastest growing business within GCS Demand for Facilities Management in Europe is rising rapidly but our platform in Europe lacked the scale required to lead Norland was our #1 choice to shift to a leadership position in FM in Europe This acquisition enhances our ability to play to our competitive strengths... To win and execute large integrated accounts with CBRE dedicated account leadership providing Transaction, Facilities, and Project Management services To deepen the value proposition to clients in key business verticals such as mission critical environments, financial and healthcare To strengthen our integrated service offering across Europe

NORLAND - STRONG AND CONSISTENT GROWTH Revenue and profit growth over the last ten years has exceeded a 20% compound annual growth rate While we do not report margins for individual business lines, Norland’s margins are consistent with CBRE’s global Facilities Management business Facilities Management: Is the stickiest and the fastest growing line of business within Global Corporate Services (“GCS”) Requires minimal capital to grow organically Typically includes significant reimbursed staff or subcontracted work in gross revenues resulting in more moderate margins, on a gross revenue basis, than the rest of GCS Assumed constant USD : GBP = 1.6x. Year represents ~9 months in the designated year and ~3 months in the following year. Norland’s FYE April 4, 2014 revenue is projected to be ~$700 million. $ in millions Norland Gross Revenue1 20042 20052 20062 20072 20082 20092 20102 20112 20122 20133 20% CAGR

NORLAND – TRANSACTION STRUCTURE As further outlined in the November 12, 2013 press release: CBRE will acquire Norland for £250 million (~$400 million) plus up to £50 million (~$80 million) of deferred contingent consideration The transaction will be financed with cash on hand (~$500 million at Q3) and borrowings under our existing revolving credit facility (~$1.1 billion available at Q3) CBRE anticipates that the transaction will be accretive to its earnings immediately after closing The acquisition is expected to close before year end 2013, subject to clearance from the European Commission

KEY TAKEAWAYS Norland is a strong complement to our global platform: Highly strategic acquisition Fills void in rapidly growing European Facilities Management business Enables integrated offering for outsourcing clients Adds premier critical environments capabilities High quality business: High growth that is mostly organic and non-cyclical Excellent client base typically served under long term contracts Strong and cohesive management team Does not require capital to grow organically Strong financial return Attractive, low-risk investment opportunity